EXHIBIT 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm in the form and context in which they are included in this Annual Report on Form 10-K (including any amendments thereto) filed by PermRock Royalty Trust (“Annual Report”), to our estimates of reserves and value of reserves and our report on reserves as of December 31, 2018 and December 31, 2019 of the underlying properties and net profits interest owned by PermRock Royalty Trust and to the inclusion of our report dated March 13, 2020 as an Exhibit to the Annual Report.

Sincerely,

Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

March 30, 2020

Fort Worth, Texas